UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 27, 2008

SEQUIAM CORPORATION
(Exact name of registrant as specified in its charter)

California 333-45678 33-0875030
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 Sunport Lane, Orlando, Florida	32809
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (407) 541-0773

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 30, 2007, Sequiam Corporation (the “ Company ”) entered into that certain Loan Agreement (the “ Agreement ”) with, and certain Term Notes (the “Notes”) under the Agreement in favor of, Biometrics Investors, L.L.C., a Delaware limited liability company (“BIL”). On January 22, 2008 (the “Notice Date”), BIL delivered written notice (the “Notice”) to the Company that the Company had failed to pay interest due under the Notes in the amount of $42,571, and demanded immediate payment in full of all accrued and unpaid interest on the Notes to date. As of January 22, 2008, $8,075,521 of outstanding principal and accrued interest remain outstanding on the Notes.

Under the Agreement, the Company had five (5) days from the Notice Date (the “Cure Period”) to prevent the occurrence of an Event of Default. The Company was unable to cure the default before expiration of the Cure Period on January 27, 2008, interest will accrue and become payable at the default rate of sixteen percent (16%) per annum. Moreover, upon the occurrence of an Event of Default, all sums due under the Notes automatically are now due and payable without demand, notice or legal process of any kind. BIL may exercise any rights and remedies available to it under the Uniform Commercial Code. Those remedies include, but are not limited to, taking possession of and liquidating the Collateral for the Note, which consists of substantially all of the Company’s assets.

SECTION 9 –FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits.

(a)                    Financial Statements of Businesses Acquired.

Not Applicable

               (b)                       Pro Forma Financial Information.

                    Not Applicable

               (c)                       Shell Company Transactions.

Not Applicable

(d)            Exhibits.

                   Number                             Description

      10.1                             Notice of Default, dated January 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUIAM CORPORATION
(Registrant)

Date: January 28, 2008
By: /s/ Mark L. Mroczkowski
Mark L. Mroczkowski
Executive Vice President and Chief Financial Officer